Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10/A (333-259275) of First Mining Gold Corp. of our report dated March 25, 2021 relating to the financial statements of First Mining Gold Corp., which appears in First Mining Gold Corp.’s Annual Report on Form 40-F.

We also consent to reference to us under the heading “Interests of Experts,” which appears in the Annual Information Form included in Exhibit 99.1 incorporated by reference in First Mining Gold Corp.’s Annual Report on Form 40-F, which is incorporated by reference in this registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia
September 29, 2021